Exhibit 12.1


                                    Fisher Scientific International Inc.
                             Computation of Ratio of Earnings to Fixed Charges
                                    (in millions, except ratio amounts)

                                                                             Year Ended December 31,
                                                   ----------------------------------------------------------------------------
                                                       2001            2000           1999           1998            1997
                                                       ----            ----           ----           ----            ----
   Pre-tax income (loss) from continuing
     operations before adjustment for loss from
     equity investments                               $ 36.3      $    38.8       $   57.8       $  (60.3)      $    (5.1)
                                                      ======      =========       ========       =========      ==========


   Fixed Charges:
   Interest expense and amortization of debt
     discount and premium on all indebtedness         $ 99.5      $    99.1       $  104.2       $   90.3       $    23.0
   20% of rental expense ..........                      4.1            3.5            3.7            3.5             3.7
                                                   ------------   -------  ---    ------- ---    ------  ---    -------- ---
     Total fixed charges ..........                   $ 103.6     $   102.6       $  107.9       $   93.8       $    26.7
                                                      =======     =========       ========       ========       =========

   Pre-tax income (loss) from continuing
     operations before adjustment for loss from
     equity investments plus fixed charges            $ 139.9     $   141.4       $  165.7       $   33.5       $    21.6

Ratio of Earnings to Fixed Charges*                    1.4x            1.4x           1.5x            **              **


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*    For the purpose of computing the ratio of earnings to fixed charges, earnings consist of income (loss) before provision for income taxes and before adjustment for loss from equity investments plus fixed charges. Fixed charges consist of interest charges, amortization of debt expense and discount or premium related to indebtedness, whether expensed or capitalized, and that portion of rental expense we believe to be representative of interest.

** Due to Fisher's loss in 1998 and 1997, the ratio coverage was less than 1:1. Fisher must generate additional earnings of $60.3 million in 1998 and $5.1 million in 1997 to achieve a coverage ratio of 1:1.